Exhibit 99.2

Cohu Announces Resignation of Harry L. Casari

POWAY, Calif., April 7, 2015 - Cohu, Inc. (NASDAQ: COHU), today announced that Harry L. Casari has resigned from the Company’s Board of Directors effective April 6, 2015 for health reasons.

James A. Donahue, Executive Chairman of Cohu commented, “On behalf of Cohu’s Board of Directors, I want to thank Harry for his 20 years of service on the Board and the valued counsel he has provided on a broad range of issues. We wish Harry the best.”

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106